As filed with the Securities and Exchange Commission on May 3, 2012

Registration No. 333-42196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-42196

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MIDAS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

36-4180556

(I.R.S. Employer Identification No.)

1300 Arlington Heights Road,

Itasca, Illinois 60143

(630) 438-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MIDAS INTERNATIONAL CORPORATION RETIREMENT SAVINGS PLAN FOR HOURLY EMPLOYEES

MIDAS INTERNATIONAL CORPORATION RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

(Full Title of Plans)

Brian Maciak

SVP & General Counsel

Midas, Inc.

c/o TBC Corporation

4300 TBC Way

Palm Beach Gardens, FL 33410

(561) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan J. Neuwirth, Esq.

Bradley K. Edmister, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

(212) 309-6110

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-42196) of Midas, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on July 25, 2000 (the “Registration Statement”), which registered the offering of 1,000,000 shares of common stock, $0.001 par value per share (together with the associated preferred stock purchase rights, the “Common Stock”), reserved for issuance under the Midas International Corporation Retirement Savings Plan for Hourly Employees and the Midas International Corporation Retirement Savings Plan for Salaried Employees.

On March 12, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TBC Corporation., a Delaware corporation (“Parent”), and Gearshift Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). On April 30, 2012, pursuant to the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Parent. At the time the Merger became effective, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Purchaser, the Company or any of their respective direct or indirect wholly-owned subsidiaries, and shares held by stockholders who are entitled to and properly demand appraisal rights under Delaware law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any applicable withholding taxes, equal to $11.50 per share.

As a result of the Merger, the Company has terminated the offering of its Common Stock pursuant to the Registration Statement.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the 3rd day of May, 2012.

MIDAS, INC.

By:	/s/ Orland Wolford
	Name:	Orland Wolford
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Orland Wolford Orland Wolford	President and Chief Executive Officer (principal executive officer)	May 3, 2012

/s/ Timothy J. Miller Timothy J. Miller	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)	May 3, 2012

/s/ Kyle Benko Kyle Benko	Senior Vice President and Controller (principal accounting officer)	May 3, 2012

/s/ Lawrence C. Day Lawrence C. Day	Director	May 3, 2012